Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMBIT BIOSCIENCES CORPORATION

Michael Martino hereby certifies that:

ONE: The name of this corporation is Ambit Biosciences Corporation, the original name of this corporation is Aventa Biosciences Corporation and the date on which the Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware was May 17, 2000.

TWO: He is the duly elected and acting Chief Executive Officer of this corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is Ambit Biosciences Corporation (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is:

Corporation Service Company

2711 Centerville Road, Suite 400

City of Wilmington

County of New Castle

The name of the Company’s registered agent at said address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the

Company is authorized to issue is 395,990,763 shares, 225,000,000 shares of which shall be Common Stock (the “Common Stock”), each having a par value of $0.001 and 170,990,763 shares of which shall be Preferred Stock (the “Preferred Stock”), each having a par value of $0.001.

Effective immediately upon the date and time of filing of this Amended and Restated Certificate of Incorporation (the “Filing Date”), each share of Common Stock outstanding immediately prior to the Filing Date shall automatically and without any action on the part of the holders thereof, become 0.01 shares (one hundredth of one share) of Common Stock (together, the “Reverse Stock Split”). The Company shall not issue any fractional shares of Common Stock as a result of the Reverse Stock Split, but shall instead pay to any stockholder of record of Common Stock who would be entitled to receive any fractional shares of Common Stock as a result of the Reverse Stock Split (after aggregating all fractional shares of Common Stock to be received by such stockholder of record as a result of the Reverse Stock Split) a sum in cash equal to the fair market value as of the Filing Date of any such fractional shares as determined by the Board of Directors of the Company, rounded to the nearest whole cent. From and after the Reverse Stock Split no holder of a fractional share shall have any further interest as a stockholder of the Company with respect to such fractional share other than the right to receive payment as set forth in the preceding sentence. All certificates representing shares of Common Stock, as applicable, outstanding immediately prior to the Filing Date shall immediately upon the Filing Date represent a number of shares of Common Stock as provided above. Notwithstanding the foregoing, any holder of Common Stock immediately prior to the Filing Date may (but shall not be required to) surrender his, her or its stock certificate or certificates to the Company, and upon such surrender the Company will issue a certificate for the correct number of shares of Common Stock held by such stockholder following the Reverse Stock Split. All numbers of shares, and all amounts stated on a per share basis, contained in this Amended and Restated Certificate of the Incorporation, including, without limitation, the numbers set forth in this Article IV, are stated after giving effect to the Reverse Stock Split and no further adjustment shall be made as a consequence thereof.

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of at least 67% of the outstanding capital stock of the Company (voting together on an as-if-converted basis), irrespective of the provisions of Section 242(b)(2) of the DGCL.

C. The Preferred Stock may be issued from time to time in one or more series. Subject to any limitations thereon expressly set forth in Part E of this Article IV, the Board of Directors is hereby expressly authorized to provide for the issue of all of any of the remaining unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. Subject to any limitations thereon expressly set forth in Part E of this Article IV, the Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

D. 162,519 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), 1,975,677 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), 7,076,718 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”), 1,538,461 of the authorized shares of Preferred Stock are hereby designated “Series C-2 Preferred Stock” (the “Series C-2 Preferred”), 16,336,563 of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”), 73,900,825 of the authorized shares of Preferred Stock are hereby designated “Series D-2 Preferred Stock” (the “Series D-2 Preferred” and together with the Series D Preferred, the “Series D/D-2 Preferred”) and 70,000,000 shares of which are designated Series E Preferred Stock (the “Series E Preferred” and, together with the Series A Preferred, Series B Preferred, Series C Preferred, Series C-2 Preferred and Series D/D-2 Preferred, the “Series Preferred”).

E. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1. DIVIDEND RIGHTS.

(a) Holders of Series E Preferred, in preference to holders of any other stock of the Company, shall be entitled to receive, when and as declared by the board of directors of the Company (the “Board of Directors”), but only out of funds that are legally available therefor, cash dividends at the rate of 8% of the Original Issue Price (as defined below) per annum on each outstanding share of Series E Preferred. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative. The “Original Issue Price” of the Series E Preferred shall be $0.70, subject to adjustment for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date.

(b) Following payment of any dividends payable pursuant to Section 1(a) above, holders of Series D/D-2 Preferred, in preference to holders of any other stock of the Company, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of 8% of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series D/D-2 Preferred. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative. The “Original Issue Price” of the Series D Preferred shall be $5.06, subject to adjustment for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date. The “Original Issue Price” of the Series D-2 Preferred shall be $0.70, subject to adjustment for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date.

(c) Following payment of any dividends payable pursuant to Sections 1(a) and 1(b) above, holders of Series C Preferred and Series C-2 Preferred, in preference to holders of Common Stock, Series A Preferred and Series B Preferred, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of 8% of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series C Preferred and Series C-2 Preferred. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative. The “Original Issue Price” of (i) the Series C Preferred shall be $4.30 and (ii) the Series C-2 Preferred shall be $3.25, in each case subject to adjustment for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date.

(d) Following payment of any dividends payable pursuant to Sections 1(a), 1(b) and 1(c) above, holders of Series A Preferred and Series B Preferred, in preference to holders of Common Stock, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of 8% of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred and Series B Preferred. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative. The “Original Issue Price” of (i) the Series A Preferred shall be $7.50 and (ii) the Series B Preferred shall be $8.65, in each case subject to adjustment for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date.

(e) So long as any shares of Series Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any other stock of the Company (the “Junior Stock”), nor shall any shares of any Junior Stock be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company’s right of first refusal upon a proposed transfer) until all dividends (set forth in Sections 1(a), 1(b), 1(c) and 1(d) above) on the Series Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(e) shall not, however, apply to (i) a dividend payable solely in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock or (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Board of Directors (including, for the avoidance of doubt, the Preferred Representatives (as defined below)). The holders of Series Preferred expressly waive any statutory restrictions on repurchases of shares of capital stock of the Company from holders of Junior Stock upon termination of employment or service as a consultant or director.

2. VOTING RIGHTS.

(a) Protective Provisions. In addition to any other vote or consent required herein or by law, so long as any shares of Series E Preferred remain outstanding, neither the Company nor any of its subsidiaries shall, directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise, take, validate or incur any obligation to take any of the following actions without the vote or written consent of the holders of at least 60% of the outstanding shares of Series E Preferred, voting or consenting as a separate class:

(i) Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or bylaws of the Company or the organizational documents of any subsidiary of the Company;

(ii) Any authorization, designation, or issuance whether by reclassification or otherwise, of any new class or series of stock or any security convertible into or exercisable for any equity security of the Company or any subsidiary of the Company;

(iii) Any increase or decrease in the authorized number of members of the Board of Directors, or the composition of the governing body of any subsidiary of the Company;

(iv) Any increase in the authorized number of shares of Preferred Stock;

(v) Any redemption, repurchase, declaration or payment of dividends or other distributions with respect to Common Stock or any other Junior Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D/D-2 Preferred (except for acquisitions of Common Stock by the Company at the acquisition price equal to the lesser of the fair market value of such shares of Common Stock or the purchase price originally paid by the holder for such shares and pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company’s right of first refusal upon a proposed transfer or except as otherwise unanimously approved by the Board of Directors (including, for the avoidance of doubt, the Preferred Representatives (as defined below));

(vi) Any reclassification, or other recapitalization of the Company or any subsidiary of the Company, or any voluntary dissolution, liquidation or winding up of the Company or any subsidiary of the Company, or any consent to the appointment by a secured creditor of a receiver or person acting in a similar capacity or to take advantage of any bankruptcy or insolvency legislation;

(vii) Any agreement by the Company or any subsidiary of the Company, or any of the Company’s stockholders to effect an Acquisition or Asset Transfer (each as defined in Section 3 below) or any acquisition of the capital stock of another entity that results in the consolidation of that entity into the results of operations of the Company or the acquisition of all or substantially all of the assets of another entity;

(viii) Engaging primarily in any business other than biotechnology related discovery, research, development and/or commercialization and related services and/or businesses; or

(ix) Any authorization or creation of any debt security or other action that results in the Company incurring additional indebtedness for money borrowed, including pursuant to any capital or equipment lease or bank line of credit, or the guaranty or provision of surety by the Company for the obligations of any third party, in excess of $500,000.

(b) Additional voting rights.

(i) In addition to any other vote or consent required herein or by law, so long as any shares of Series E Preferred remain outstanding, the Company shall not, either directly or by amendment, merger, recapitalization, consolidation or otherwise, without first obtaining the vote or written consent of the holders of at least sixty percent (60%) of the outstanding Series E Preferred, voting or consenting as a separate class, amend, alter, waive or repeal the rights, preferences, restrictions or privileges of the Series E Preferred, where the effect of such amendment, alteration, waiver, repeal or other action on the holders of the Series E Preferred is materially adverse to the rights, preferences, restrictions or privileges of the Series E Preferred; provided, however, that the holders of the Series E Preferred acknowledge and agree that none of the following shall be deemed to be materially adverse to the rights, preferences, restrictions or privileges of the Series E Preferred for purposes of this clause (i): (A) the consummation of any Acquisition or Asset Transfer and (B) the mandatory conversion into Common Stock of any shares of Series Preferred upon the failure of the holder of such shares of Series Preferred to participate in any Preferred Stock Financing (as defined in Section 4(n) below) pursuant to Section 4(n) below.

(ii) In addition to any other vote or consent required herein or by law, so long as any shares of Series D/D-2 Preferred remain outstanding, the Company shall not, either directly or by amendment, merger, consolidation or otherwise, without first obtaining the vote or written consent of the holders of at least sixty-seven percent (67%) of the outstanding Series D/D-2 Preferred, voting or consenting together as a separate class, amend, alter, waive or repeal the rights, preferences, restrictions or privileges of the Series D/D-2 Preferred, where the effect of such amendment, alteration, waiver, repeal or other action on the holders of the Series D/D-2 Preferred is materially adverse to the rights, preferences, restrictions or privileges of the Series D/D-2 Preferred in a manner that is different from and disproportionate to the effect of such amendment, alteration, waiver, repeal or other action on the holders of the other series of Series Preferred; provided, however, that the holders of the Series D/D-2 Preferred acknowledge and agree that none of the following shall be deemed to be materially adverse to the rights, preferences, restrictions or privileges of the Series D/D-2 Preferred for purposes of this clause (ii): (A) the authorization, designation or issuance of any new class or series of stock which has been approved by the vote or written consent of the holders of at least 60% of the outstanding shares of Series E Preferred, voting or consenting as a separate class, (B) the consummation of any Acquisition or Asset Transfer and (C) the mandatory conversion into Common Stock of any shares of Series Preferred upon the failure of the holder of such shares of Series Preferred to participate in any Preferred Stock Financing pursuant to Section 4(n) below.

(iii) In addition to any other vote or consent required herein or by law, so long as any shares of Series A Preferred, Series B Preferred, Series C Preferred or Series C-2 Preferred (together, the “Junior Preferred”) remain outstanding, the Company shall not, either directly or by amendment, merger, consolidation or otherwise, without first obtaining the vote or written consent of the holders of at least sixty-seven percent (67%) of the outstanding Junior Preferred, voting or consenting together as a single class, amend, alter, waive or repeal the rights, preferences, restrictions or privileges of the Junior Preferred, where the effect of such amendment, alteration, waiver, repeal or other action on the holders of the Junior Preferred is materially adverse to the rights, preferences, restrictions or privileges of the Junior Preferred in a manner that is different from and disproportionate to the effect of such amendment, alteration, waiver, repeal or other action on the holders of the Series D/D-2 Preferred; provided, however, that the holders of the Junior Preferred acknowledge and agree that none of the following shall be deemed to be materially adverse to the rights, preferences, restrictions or privileges of the Junior Preferred for purposes of this clause (iii): (A) the authorization, designation or issuance of any new class or series of stock which has been approved by the vote or written consent of the holders of at least 60% of the outstanding shares of Series E Preferred, voting or consenting as a separate class, (B) the consummation of any Acquisition or Asset Transfer and (C) the mandatory conversion into Common Stock of any shares of Series Preferred upon the failure of the holder of such shares of Series Preferred to participate in any Preferred Stock Financing pursuant to Section 4(n) below.

(c) The authorized number of directors constituting the full Board of Directors shall be nine (9). The holders of a majority of the outstanding Series B Preferred, voting together as a single class, shall be entitled to elect two (2) members of the Board of Directors (the “Series B Representatives”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. The holders of a majority of the outstanding Series C Preferred, voting together as a single class, shall be entitled to elect one (1) member of the Board of Directors (the “Series C Representative”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of a majority of the outstanding Series D Preferred, voting together as a single class, shall be entitled to elect two (2) members of the Board of Directors (the “Series D Representatives”). The holders of a majority of the outstanding Series E Preferred, voting together as a single class, shall be entitled to elect one (1) member of the Board of Directors (the “Series E Representative” and, together with the Series B Representatives, the Series C Representative and the Series D Representatives, the “Preferred

Representatives”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. The holders of the Series Preferred and Common Stock, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect the remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(d) Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock in either case upon the following basis: each holder of Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company.

No person entitled to vote at an election for directors may cumulate votes unless required by law. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(e) Removal. Subject to Section 2(c) and to any limitations imposed by law, the Board of Directors or any director may be removed from office at any time (a) with cause by the affirmative vote of the holders of sixty-seven percent (67%) of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors or (b) without cause by the affirmative vote of the holders of sixty-seven percent (67%) of the voting power of all then-outstanding shares of voting stock of the Company, entitled to vote for such director at an election of directors.

3. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series C-2 Preferred, Series D/D-2 Preferred or Junior Stock, the holders of Series E Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount equal to the greater of (i) two (2) times the Original Issue Price of, plus all declared and unpaid dividends on, the Series E Preferred (with respect to such Original

Issue Price, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date) and (ii) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Series E Preferred if such shares had been converted to Common Stock immediately prior to such liquidation, dissolution, or winding up of the Company, for each share of Series E Preferred held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series E Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series E Preferred at the time outstanding ratably in proportion to the full amounts to which they would otherwise be entitled pursuant to this Section 3(a).

(b) After the payment of the full liquidation preference of the Series E Preferred set forth in Section 3(a) above, before any distribution or payment shall be made to the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series C-2 Preferred or Junior Stock, the holders of Series D/D-2 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount equal to the applicable Original Issue Price of, plus all declared and unpaid dividends on, the Series D/D-2 Preferred (with respect to such Original Issue Price, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date), for each share of Series D/D-2 Preferred held by them. If, upon any such liquidation, dissolution, or winding up and after the payment of the liquidation preference of the Series E Preferred set forth in Section 3(a) above, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series D/D-2 Preferred of the liquidation preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Series D/D-2 Preferred at the time outstanding ratably in proportion to the full amounts to which they would otherwise be entitled pursuant to this Section 3(b).

(c) After the payment of the full liquidation preference of the Series E Preferred and the Series D/D-2 Preferred set forth in Sections 3(a) and 3(b) above, before any distribution or payment shall be made to the holders of Series A Preferred, Series B Preferred or Junior Stock, the holders of Series C Preferred and Series C-2 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount equal to (i) the Original Issue Price of, plus all declared and unpaid dividends on, the Series C Preferred for each share of Series C Preferred held by them and (ii) the Original Issue Price of, plus all declared and unpaid dividends on, the Series C-2 Preferred for each share of Series C-2 Preferred held by them, as applicable (in each case, with respect to such Original Issue Prices, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date). If, upon any such liquidation, dissolution, or winding up and after the payment of the liquidation preference of the Series E Preferred and Series D/D-2 Preferred set forth in Sections 3(a) and 3(b) above, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series C Preferred and Series C-2 Preferred of the liquidation preference set forth in this Section 3(c), then such assets (or consideration) shall be distributed among the holders of Series C Preferred and Series C-2 Preferred at the time outstanding ratably in proportion to the full amounts to which they would otherwise be entitled pursuant to this Section 3(c).

(d) After the payment of the full liquidation preference of the Series E Preferred, Series D/D-2 Preferred, the Series C Preferred and the Series C-2 Preferred set forth in Sections 3(a), 3(b) and 3(c) above, before any distribution or payment shall be made to the holders of Series A Preferred or Junior Stock, the holders of Series B Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount equal to the Original Issue Price of, plus all declared and unpaid dividends on, the Series B Preferred (with respect to such Original Issue Price, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date), for each share of Series B Preferred held by them. If, upon any such liquidation, dissolution, or winding up and after the payment of the liquidation preferences of the Series E Preferred, Series D/D-2 Preferred, the Series C Preferred and the Series C-2 Preferred set forth in Sections 3(a), 3(b) and 3(c) above, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series B Preferred of the liquidation preference set forth in this Section 3(d), then such assets (or consideration) shall be distributed among the holders of Series B Preferred at the time outstanding ratably in proportion to the full amounts to which they would otherwise be entitled pursuant to this Section 3(d).

(e) After the payment of the full liquidation preference of the Series E Preferred, Series D/D-2 Preferred, the Series C Preferred, the Series C-2 Preferred and the Series B Preferred set forth in Sections 3(a), 3(b), 3(c) and 3(d) above, before any distribution or payment shall be made to the holders of Junior Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount equal to the Original Issue Price of, plus all declared and unpaid dividends on, the Series A Preferred (with respect to such Original Issue Price, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date), for each share of Series A Preferred held by them. If, upon any such liquidation, dissolution, or winding up and after the payment of the liquidation preferences of the Series E Preferred, Series D/D-2 Preferred, the Series C Preferred, the Series C-2 Preferred and the Series B Preferred set forth in Sections 3(a), 3(b), 3(c) and 3(d) above, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 3(e), then such assets (or consideration) shall be distributed among the holders of Series A Preferred at the time outstanding ratably in proportion to the full amounts to which they would otherwise be entitled pursuant to this Section 3(e).

(f) After the payment of the full liquidation preferences of the Series Preferred as set forth in Sections 3(a), 3(b), 3(c), 3(d) and 3(e) above, the remaining assets of the Company legally available for distribution (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series C-2 Preferred and Series D/D-2 Preferred on an

as-if-converted to Common Stock basis. For the avoidance of doubt, upon any liquidation, dissolution, or winding up of the Company (including an Acquisition or Asset Transfer (each as defined below)), each holder of Series E Preferred shall be entitled to receive, for each share of Series E Preferred then held, out of the proceeds available for distribution, an amount equal to the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares pursuant to Section 3(a) (without giving effect to this Section 3(f)) or (ii) the amount of cash, securities or other property to which such holder is entitled to receive with respect to such shares if such shares are converted to Common Stock immediately prior to liquidation, dissolution, or winding up of the Company.

(g) Unless otherwise determined by the holders of at least sixty percent (60%) of the outstanding shares of Series E Preferred, the following events shall be considered a liquidation under this Section:

(i) any transaction or series of transactions (A) pursuant to which the Company is merged or consolidated with or into any other corporation or other entity or person approved by the Board of Directors in which the stockholders of the Company immediately prior to such consolidation or merger own less than 50% of the voting power of the surviving entity immediately after such consolidation or merger or (B) to which the Company is a party, and in excess of 50% of the Company’s voting power is transferred (an “Acquisition”), provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or

(ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company approved by the Board of Directors in any transaction or series of transactions (an “Asset Transfer”); provided that, no license granted by the Company or other transaction contemplated under a development, collaboration or similar agreement entered into by the Company on or about December 18, 2009 providing for the license, exclusive or otherwise, of the Company’s AC220 compound shall be deemed an Asset Transfer hereunder.

(h) In any of such events described in clause (g), if the consideration received by Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) If traded on a securities exchange including, but not limited to, the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors in good faith.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors in good faith.

4. CONVERSION RIGHTS.

The holders of Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Series Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series Preferred, as applicable, being converted. Notwithstanding the foregoing, (i) no holder of Preferred Stock shall be entitled to convert shares of Series Preferred pursuant to this Section 4(a) during the time period beginning on the Filing Date and ending on the date immediately following the later to occur of (x) the Rights Offering Closing (as defined in Section 4(m) below), (y) the Initial Canadian Closing Date (as defined in Section 4(m) below) and (z) the sixtieth (60th) day following the Filing Date and (ii) no holder of Preferred Stock that is also a shareholder of Ambit Biosciences (Canada) Corporation shall be entitled to convert shares of Series Preferred pursuant to this Section 4(a) during the time period beginning on the date of any Preferred Stock Financing (as defined in Section 4(n) below) and ending on the date that is eleven (11) calendar days following the first closing of any such Preferred Stock Financing.

(b) Series Preferred Conversion Rate.

(i) Series A Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the “Series A Preferred Conversion Price,” calculated as provided in Section 4(c)(i).

(ii) Series B Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series B Preferred (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the “Series B Preferred Conversion Price,” calculated as provided in Section 4(c)(ii).

(iii) Series C Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series C Preferred (the “Series C Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the “Series C Preferred Conversion Price,” calculated as provided in Section 4(c)(iii).

(iv) Series C-2 Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series C-2 Preferred (the “Series C-2 Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series C-2 Preferred by the “Series C-2 Preferred Conversion Price,” calculated as provided in Section 4(c)(iv).

(v) Series D/D-2 Preferred Conversion Rate.

(A) The conversion rate in effect at any time for conversion of the Series D Preferred (the “Series D Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series D Preferred by the “Series D Preferred Conversion Price,” calculated as provided in Section 4(c)(v)(A).

(B) The conversion rate in effect at any time for conversion of the Series D-2 Preferred (the “Series D-2 Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series D-2 Preferred by the “Series D-2 Preferred Conversion Price,” calculated as provided in Section 4(c)(v)(B).

(vi) Series E Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series E Preferred (the “Series E Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series E Preferred by the “Series E Preferred Conversion Price,” calculated as provided in Section 4(c)(vi).

(vii) References to Conversion Rate. The Series A Preferred Conversion Rate, the Series B Preferred Conversion Rate, the Series C Conversion Rate, the Series C-2 Conversion Rate, the Series D Preferred Conversion Rate, the Series D-2 Preferred Conversion Rate and the Series E Preferred Conversion Rate are each referred to herein as a “Series Preferred Conversion Rate.”

(c) Series Preferred Conversion Price.

(i) Series A Preferred Conversion Price. The conversion price for the Series A Preferred shall initially be the Original Issue Price of the Series A

Preferred (the “Series A Preferred Conversion Price”). Such initial Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted.

(ii) Series B Preferred Conversion Price. The conversion price for the Series B Preferred shall initially be the Original Issue Price of the Series B Preferred (the “Series B Preferred Conversion Price”). Such initial Series B Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series B Preferred Conversion Price herein shall mean the Series B Preferred Conversion Price as so adjusted.

(iii) Series C Preferred Conversion Price. The conversion price for the Series C Preferred shall initially be the Original Issue Price of the Series C Preferred (the “Series C Preferred Conversion Price”). Such initial Series C Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series C Preferred Conversion Price herein shall mean the Series C Preferred Conversion Price as so adjusted.

(iv) Series C-2 Preferred Conversion Price. The conversion price for the Series C-2 Preferred shall initially be the Original Issue Price of the Series C-2 Preferred (the “Series C-2 Preferred Conversion Price”). Such initial Series C-2 Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series C-2 Preferred Conversion Price herein shall mean the Series C-2 Preferred Conversion Price as so adjusted.

(v) Series D/D-2 Preferred Conversion Price.

(A) The conversion price for the Series D Preferred shall initially be $2.29 (the “Series D Preferred Conversion Price”). Such initial Series D Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series D Preferred Conversion Price herein shall mean the Series D Preferred Conversion Price as so adjusted.

(B) The conversion price for the Series D-2 Preferred shall initially be the Original Issue Price of the Series D-2 Preferred (the “Series D-2 Preferred Conversion Price”). Such initial Series D-2 Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series D-2 Preferred Conversion Price herein shall mean the Series D-2 Preferred Conversion Price as so adjusted.

(vi) Series E Preferred Conversion Price. The conversion price for the Series E Preferred shall initially be the Original Issue Price of the Series E Preferred (the “Series E Preferred Conversion Price”). Such initial Series E Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series E Preferred Conversion Price herein shall mean the Series E Preferred Conversion Price as so adjusted.

(vii) References to Conversion Price. The Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price, the Series C-2 Preferred Conversion Price, the Series D Preferred Conversion Price, the Series D-2 Preferred Conversion Price and the Series E Preferred Conversion Price are each referred to herein as a “Series Preferred Conversion Price.”

(d) Mechanics of Conversion.

(i) Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board of Directors in good faith as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(ii) If the conversion is in connection with an underwritten offering of securities pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), the conversion may, at the option of any holder tendering shares of Series Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the closing of such sale of securities.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time after the Filing Date the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the applicable Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Filing Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the applicable Series Preferred Conversion

Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the Filing Date the Company pays a dividend or other distribution in additional shares of Common Stock, the applicable Series Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The applicable Series Preferred Conversion Price shall be adjusted by multiplying the applicable Series Preferred Conversion Price then in effect by a fraction:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the applicable Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Filing Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change equivalent to the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(h) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Filing Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 3 or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger or consolidation subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization, merger or consolidation to the end that the provisions of this Section 4 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(i) Sale of Shares Below Series E Preferred Conversion Price, Series D Preferred Conversion Price or Series D-2 Preferred Conversion Price.

(i) If at any time or from time to time after the Filing Date, the Company issues or sells, or is deemed by the express provisions of this Section 4(i) to have issued or sold, Additional Shares of Common Stock (as defined in Section 4(i)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price (as defined in Section 4(i)(iv) below) less than the then-effective Series E Preferred Conversion Price, Series D Preferred Conversion Price or Series D-2 Preferred Conversion Price, then the then-existing Series E Preferred Conversion Price, Series D Preferred Conversion Price or Series D-2 Preferred Conversion Price, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series E Preferred Conversion Price, Series D Preferred Conversion Price or Series D-2 Preferred Conversion Price, as applicable, in effect immediately prior to such issuance or sale by a fraction (1) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration received (as defined in Section 4(i)(ii) below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series E Preferred Conversion Price, Series D Preferred Conversion Price or Series D-2 Preferred Conversion Price, as applicable, and (2) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding on the day immediately preceding the given date, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options, warrants and convertible securities outstanding on the day immediately proceeding the given date. No adjustment shall be made to the Series E Preferred Conversion Price, Series D Preferred Conversion Price or Series D-2 Preferred Conversion Price in an amount less than $0.01 per share. Any adjustment otherwise required by this Section 4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series E Preferred Conversion Price, Series D Preferred Conversion Price or Series D-2 Preferred Conversion Price, as applicable.

(ii) For the purpose of making any adjustment required under this Section 4(i), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in Section 4(i)(iii) below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii) For the purpose of the adjustment required under this Section 4(i), if the Company issues or sells (x) stock or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series E Preferred Conversion Price, Series D Preferred Conversion Price or Series D-2 Preferred Conversion Price, as applicable, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus, (1) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, (2) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities);

provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further (3) that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities (provided, however, no such adjustment of the Series E Preferred Conversion Price, Series D Preferred Conversion Price or Series D-2 Preferred Conversion Price, as applicable, shall affect the Common Stock previously issued upon conversion of such series of Preferred Stock). No further adjustment of the Series E Preferred Conversion Price, Series D Preferred Conversion Price or Series D-2 Preferred Conversion Price, as applicable, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series E Preferred Conversion Price, Series D Preferred Conversion Price or Series D-2 Preferred Conversion Price, as applicable, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series E Preferred Conversion Price, Series D Preferred Conversion Price or Series D-2 Preferred Conversion Price, as applicable, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred. Notwithstanding anything herein to the contrary, Additional Shares of Common Stock issuable upon conversion of Convertible Securities and exercise of rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities, including but not limited to convertible promissory notes and warrants, shall not be deemed to have been issued or sold by the Company under this Section 4(i), until such date the Effective Price of such Additional Shares of Common Stock underlying such Convertible Securities or rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities is ascertainable.

(iv) For the purpose of making any adjustment to the Series E Preferred Conversion Price, Series D Preferred Conversion Price or Series D-2 Preferred Conversion Price, as applicable, required under this Section 4(i), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i) (including shares of Common Stock subsequently reacquired or retired by the Company) after the Filing Date, other than:

(A) shares of Common Stock issued upon conversion of then outstanding shares of Preferred Stock;

(B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements approved by the Board of Directors;

(C) shares of Common Stock and/or Preferred Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Filing Date or warrants which the Company has agreed to issue in exchange for warrants outstanding as of the Filing Date;

(D) shares of Common Stock and/or Preferred Stock issued pursuant to any commercial transaction, licensing arrangement, equipment loan or leasing arrangement, real property leasing arrangement or debt financing transaction, in each case which has been unanimously approved by the Board of Directors (including, for the avoidance of doubt, the Preferred Representatives) and the holders of at least sixty percent (60%) of the outstanding shares of Series E Preferred;

(E) shares of Common Stock, Preferred Stock or Convertible Securities issued in connection with transactions involving the Company and other entities, the principal purpose of which is other than for the raising of capital through the sale of equity securities, including (i) joint ventures, manufacturing, marketing or distribution agreements, (ii) technology transfer or development arrangements and (iii) merger, consolidation, acquisition, strategic alliance or similar business combination, in each case which has been unanimously approved by the Board of Directors (including, for the avoidance of doubt, the Preferred Representatives) and the holders of at least sixty percent (60%) of the outstanding shares of Series E Preferred;

(F) shares of Common Stock issued in a Qualifying Public Offering (defined below);

(G) shares of Preferred Stock issued pursuant to that Amended and Restated Put Agreement among the Company, GrowthWorks Canadian Fund Ltd. and Ambit Biosciences (Canada) Corporation dated on or about May 11, 2011 (as the same may be amended from time to time, the “Put Agreement”);

(H) shares of Common Stock, shares of Preferred Stock and Convertible Securities (including, for the avoidance of doubt, shares of Series E Preferred Stock issued upon the conversion of outstanding convertible promissory notes) issued pursuant to that certain Series E Preferred Stock, Common Stock and Warrant Purchase Agreement dated on or about the Filing Date by and among the Company and the Purchasers set forth on the Schedule of Purchasers thereto (the “Series E Purchase Agreement”); and

(I) shares of Common Stock, Preferred Stock or Convertible Securities which the holders of at least sixty percent (60%) of the outstanding shares of Series E Preferred agree in writing shall not constitute Additional Shares of Common Stock.

References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.

(j) Certificate of Adjustment. In each case of an adjustment or readjustment of the applicable Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, summarizing the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

(k) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any merger or consolidation with or into any other corporation, or sale, lease or conveyance of all or substantially all of the Company’s assets, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, or (iii) any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series Preferred at least fifteen (15) days prior to the record date specified therein (or such shorter period approved by the holders of at least sixty (60%) of the outstanding Series E Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (B) the date on which any such merger or consolidation or sale, lease or conveyance of all or substantially all of the Company’s assets, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such merger or consolidation or sale, lease or conveyance of all or substantially all of the Company’s assets, dissolution, liquidation or winding up.

(l) Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least 60% of the outstanding shares of the Series E Preferred, (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price reflects a pre-money valuation (calculated on a fully-diluted basis and including the shares of capital stock reserved for future issuance under the Company’s 2011 Equity Incentive Plan) for the Company of not less than $125,000,000, and (ii) the net cash proceeds to the Company (after deducting underwriting discounts, commissions and fees) are at least $50,000,000 (a “Qualifying Public Offering”). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(ii) Upon the occurrence of any of the events specified in Section 4(l)(i) above, the outstanding shares of applicable Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(m) Special Mandatory Conversion.

(i) For purposes of this Section 4(m), the following definitions shall apply:

(A) Each of the “First Tranche Closing,” “First Tranche Closing Amount,” “First Tranche Closing Date,” “Horizon,” “Pro Rata Amount,” “Purchaser,” “Rights Offering Closing,” “Rights Offering Closing Amount,” “Rights Offering Closing Date,” “Second Tranche Closing,” “Second Tranche Closing Amount,” “Second Tranche Closing Date,” “Second Tranche Pro Rata Amount,” “Series E Shares,” “Third Tranche Closing,” “Third Tranche Closing Amount,” and “Third Tranche Closing Date” shall have the meanings ascribed to them in the Series E Purchase Agreement.

(B) “Canadian Purchase Agreement” shall mean a subscription agreement by and among the Company, Ambit Biosciences (Canada) Corporation and any Preferred Holder that owns securities of Ambit Biosciences (Canada) Corporation, pursuant to which Ambit Biosciences (Canada) Corporation issues shares of capital stock that can be put by the holder thereof for shares of Series E Preferred pursuant to the Put Agreement.

(C) “Initial Canadian Closing Date” shall mean the date that is the earlier to occur of (x) 45 calendar days following the First Tranche Closing Date and (y) the first date on which Ambit Biosciences (Canada) Corporation issues shares pursuant to a Canadian Purchase Agreement.

(D) An “Affiliate” shall mean, with respect to any Preferred Holder, any Person who, directly or indirectly, controls, is controlled by, or is under common control with such Preferred Holder, including, without limitation, any general partner, managing member, officer or director of such Preferred Holder, or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Preferred Holder.

(E) A “Non-participating Holder” shall be a Preferred Holder, other than any Non-participating Purchaser and other than any Non-participating Canadian Purchaser, that, together with the Affiliates of such Preferred Holder, fails to commit to or subscribe for and actually invest pursuant to the terms of the Series E Purchase Agreement, an amount (not including any amount of indebtedness cancelled or converted for the purchase of Series E Shares pursuant to the Series E Purchase Agreement) that is equal to at least seventy-five percent (75%) of such Preferred Holder’s Pro Rata Amount on or before the Rights Offering Closing Date.

(F) A “Non-participating Canadian Purchaser” shall be any Preferred Holder that owns securities of Ambit Biosciences (Canada) Corporation that, together with the Affiliates of such Preferred Holder, fails to commit to or subscribe for, and actually invest pursuant to the terms of a Canadian Purchase Agreement, (i) on or before the Initial Canadian Closing Date, an amount that is equal to the product of its Pro Rata Amount (determined in accordance with the terms of the Series E Purchase Agreement as if such

Preferred Holder were a party thereto as a Purchaser) and $0.70, or (ii) on or before the Second Tranche Closing Date or Third Tranche Closing Date, as applicable, an amount equal to its Second Closing Amount or Third Closing Amount (which shall be defined in and as set forth in the Canadian Purchase Agreement with such Preferred Holder and which shall be calculated consistent with the calculations for Purchasers under the Series E Purchase Agreement).

(G) A “Non-participating Purchaser” shall be a Purchaser that, together with the Affiliates of such Purchaser, fails to commit to or subscribe for and actually invest, pursuant to the terms of the Series E Purchase Agreement: (I) an amount that is equal to the greater of (x) its First Tranche Closing Amount and (y) seventy-five percent (75%) of its Pro Rata Amount (rounded down to the nearest whole share) multiplied by $0.70, in the First Tranche Closing; (II) its Second Tranche Closing Amount on or prior to the Second Tranche Closing Date; or (III) its Third Tranche Closing Amount in the Third Tranche Closing; provided that Horizon shall not be deemed to be a Non-participating Purchaser unless and until, together with its Affiliates, Horizon fails to commit to or subscribe for and actually invest, pursuant to the terms of the Series E Purchase Agreement: (1) its Pro Rata Amount (rounded down to the nearest whole share) multiplied by $0.70, in the Rights Offering Closing; (2) its Second Tranche Closing Amount on or prior to the Second Tranche Closing Date; or (3) its Third Tranche Closing Amount in the Third Tranche Closing

(H) “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

(I) “Preferred Holder” shall mean any holder of Preferred Stock on the Filing Date.

(ii) Each share of Preferred Stock held by any Non-participating Holder and any of its Affiliates shall automatically convert, without further action on the part of such Non-participating Holders or their Affiliates and notwithstanding the applicable Series Preferred Conversion Price, effective as of the date of the Rights Offering Closing into 0.01 shares of Common Stock, and all rights of such holders as holders of Series Preferred with respect to the shares so automatically converted shall terminate immediately upon such automatic conversion.

(iii) Each share of Preferred Stock held by any Non-participating Purchaser and its Affiliates shall automatically convert, without further action on the part of such Non-participating Purchaser or their Affiliates and notwithstanding the applicable Series Preferred Conversion Price, (A) (x) effective immediately prior to the Rights Offering Closing, if such Non-participating Purchaser is Horizon and (y) effective immediately prior to the First Tranche Closing, if such Non-participating Purchaser is any Purchaser other than Horizon, into 0.01 shares of Common Stock, (B) effective as of the Second Tranche Closing, into 0.2 shares of Common Stock and (C) effective as of the Third Tranche Closing, into 0.2 shares of Common Stock, and all rights of such holders as holders of Series Preferred with respect to the shares so automatically converted shall terminate immediately upon such automatic conversion.

(iv) Each share of Preferred Stock (whether acquired prior to or after the Filing Date) held by any Non-participating Canadian Purchaser and any of its Affiliates shall automatically convert, without further action on the part of the Company, such Non-participating Holder or its Affiliates and notwithstanding the applicable Series Preferred Conversion Price, (A) effective as of the Initial Canadian Closing Date, into 0.01 shares of Common Stock, (B) effective as of the second closing of the Canadian Purchase Agreement, into 0.2 shares of Common Stock and (C) effective as of the third closing of the Canadian Purchase Agreement, into 0.2 shares of Common Stock, and all rights of such holders as holders of Series Preferred with respect to the shares so automatically converted shall terminate immediately upon such automatic conversion.

(v) Upon the occurrence of any of the events specified in Sections 4(m)(ii), 4(m)(iii) and 4(m)(iv) above, the applicable outstanding shares of Series Preferred shall be converted automatically and without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were converted on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(n) Additional Special Mandatory Conversion.

(i) Certain Definitions. For purposes of this Section 4(n), the following definitions shall apply:

(A) “Affiliate” shall mean, with respect to any Preferred Holder, any Person who, directly or indirectly, controls, is controlled by, or is under common control with such Preferred Holder, including, without limitation, any general partner, managing member, officer or director of such Preferred Holder, or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Preferred Holder.

(B) “Fully-Exercising Investor” shall mean each Preferred Holder that, together with its Affiliates, purchases at least its Pro Rata Share of securities offered or such lesser number of shares as is offered by the Company to such Preferred Holder in connection with the Preferred Stock Financing.

(C) “Preferred Holder” shall mean any holder of Preferred Stock on the date immediately prior to the consummation of the applicable Preferred Stock Financing.

(D) “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

(E) “Preferred Stock Financing” shall mean an equity financing of the Company with aggregate proceeds to the Company of at least $1,000,000 approved by the holders of at least sixty percent (60%) of the then-outstanding shares of Series E Preferred; provided that the equity financing pursuant to the Series E Purchase Agreement shall not be deemed to be a Preferred Stock Financing; and provided further that any firmly underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Company shall not be deemed to be a Preferred Stock Financing.

(F) “Pro Rata Share” shall mean, with respect to each Preferred Holder, that portion of securities which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held by such Preferred Holder (including shares of Preferred Stock issuable pursuant to the Put Agreement) bears to the total number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held by all Preferred Holders (including shares of Preferred Stock issuable pursuant to the Put Agreement).

(ii) Mandatory Conversion into Common Stock upon Failure to Participate in a Preferred Stock Financing. At any time following the Filing Date, if (A) the Company offers each Preferred Holder the opportunity to participate in a Preferred Stock Financing, whether such participation is pursuant to contract or otherwise, (B) the Company has provided each Preferred Holder with at least thirty (30) days prior written notice of the closing of such Preferred Stock Financing, (C) at least one Preferred Holder is a Fully Exercising Investor in such Preferred Stock Financing, and (D) any Preferred Holder, together with its Affiliates, does not purchase (i) all of such Preferred Holder’s Pro Rata Share of the securities offered in such Preferred Stock Financing by the Company to the Preferred Holders in the aggregate or (ii) that number shares of capital stock in Ambit Biosciences (Canada) Corporation as is equal to such Preferred Holder’s Pro Rata Share on substantially the same terms (including price per share) as the shares of the Company’s capital stock issued in the Preferred Stock Financing and concurrently with or within ten (10) calendar days of the first closing of the Preferred Stock Financing, then all shares of each series of Preferred Stock held by such Preferred Holder (each such Preferred Holder a “Defaulting Preferred Holder”) and its Affiliates shall automatically and without further action on the part of the Company or such holder (s) be converted into fully paid and nonassessable shares of Common Stock, at the lower of (x) the then applicable

Conversion Rate for such shares in effect or (y) such other Conversion Rate applicable for mandatory conversion of Preferred Stock for such Preferred Stock Financing, as approved by the Board of Directors and the holders of sixty-percent (60%) of the outstanding Series E Preferred, with such conversion being deemed effective immediately following the consummation of such Preferred Stock Financing.

(iii) Upon the occurrence of the events specified in Section 4(n)(ii), above, the applicable outstanding shares of Preferred Stock shall be converted automatically and without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were converted on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(o) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors in good faith) on the date of conversion.

(p) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(q) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(r) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred (other than in connection with any conversion of Series Preferred to Common Stock pursuant to Section 4(m) or Section 4(n), as applicable), excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

(s) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series Preferred against impairment.

5. REDEMPTION.

(a) The Company shall be obligated to redeem the Series Preferred as follows:

(i) At any time after the fifth anniversary of the date on which the first share of Series E Preferred was issued, the holders of at least sixty percent (60%) of the then outstanding shares of Series E Preferred (such holders, the “Electing Holders”) may require the Company, to the extent it may lawfully do so, to redeem all of the outstanding Series E Preferred then held by the Electing Holders in one installment (the “Series E Redemption Date”); provided that the Company shall receive at least 60 days prior to the Series E Redemption Date written notice (the “Notice”) of such election by such Electing Holders. Upon receipt of the Notice, the Company shall promptly (but in no event later than seven (7) days after its receipt of the Notice) deliver a copy of such Notice to all holders of Series E Preferred. Each such holder may elect to become an “Electing Holder” and to have any or all of its shares of Series E Preferred included in the redemption of Series E Preferred pursuant to this Section 5(a)(i) by delivering notice of such election to the Company within thirty (30) days of its receipt of the copy of the Notice. The Company shall effect such redemption on the Series E Redemption Date by paying in cash in exchange for the shares of Series E Preferred to be redeemed a sum equal to the greater of (i) the fair market value of a share of Series E Preferred, taking into account the liquidation preference and other rights of the Series E Preferred and without accounting for any discount for liquidation or minority interest considerations and (ii)

two (2) times the Original Issue Price of, plus all declared and unpaid dividends on, the Series E Preferred (with respect to such Original Issue Price, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date). The total amount to be paid for Series E Preferred pursuant to this Section 5(a)(i) is hereinafter referred to as the “Series E Redemption Price.” Shares subject to redemption pursuant to this Section 5(a)(i) shall be redeemed from each Electing Holder on a pro rata basis based on the number of shares of Series E Preferred held by such Electing Holder in proportion to the aggregate number of shares of outstanding Series E Preferred held by all Electing Holders.

(ii) At any time after the complete redemption of all of the outstanding shares of Series E Preferred held by the Electing Holders who make the first redemption election in accordance with Section 5(a)(i) hereof, the holders of at least sixty-seven percent (67%) of the then outstanding shares of Series D/D-2 Preferred may require the Company, to the extent it may lawfully do so, to redeem all of the outstanding Series D/D-2 Preferred in twelve equal quarterly installments (each a “Series D/D-2 Redemption Date”); provided that the Company shall receive at least 60 days prior to the first Series D/D-2 Redemption Date written notice of such election by such holders of the Series D/D-2 Preferred. The Company shall effect such redemptions on the applicable Series D/D-2 Redemption Date by paying in cash in exchange for the shares of Series D/D-2 Preferred to be redeemed a sum equal to (i) the applicable Original Issue Price of the Series D/D-2 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Filing Date), plus (ii) any declared and unpaid dividends with respect to such shares. The total amount to be paid for Series D/D-2 Preferred pursuant to this Section 5(a)(ii) is hereinafter referred to as the “Series D/D-2 Redemption Price.” The number of shares of Series D/D-2 Preferred that the Company shall be required to redeem on any one Series D/D-2 Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series D/D-2 Preferred outstanding immediately prior to the Series D/D-2 Redemption Date by (B) the number of remaining Series D/D-2 Redemption Dates (including the Series D/D-2 Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 5(a)(ii) shall be redeemed from each holder of Series D/D-2 Preferred on a pro rata basis based on the number of shares of Series D/D-2 Preferred held by such holder in proportion to the aggregate number of shares of outstanding Series D/D-2 Preferred; provided that each such holder’s shares of Series D-2 Preferred will be redeemed before any of such holder’s shares of Series D Preferred.

(iii) At any time after the complete redemption of all of the outstanding shares of then held by the Electing Holders who make the first redemption election in accordance with Section 5(a)(i) hereof and all of the outstanding shares of Series D/D-2 Preferred in accordance with Section 5(a)(ii) hereof, the holders of at least sixty-seven percent (67%) of the then outstanding shares of Series C Preferred and Series C-2 Preferred, voting together as a single class, may require the Company, to the extent it may lawfully do so, to redeem all of the outstanding Series C Preferred and Series C-2 Preferred in twelve equal quarterly installments (each a “Series C/C-2 Redemption Date” and, together with the Series D/D-2 Redemption Date, the “Redemption Date”); provided that the Company shall receive at least 60 days prior to the first Series C/C-2 Redemption Date written notice of such consent of the Series C Preferred and Series C-2 Preferred. The Company shall effect such redemptions on the applicable Series C/C-2 Redemption Date by paying in cash in exchange for the shares of Series C Preferred and Series C-2 Preferred to be redeemed a sum equal to (i) the Original Issue Price of the Series C Preferred and Series C-2 Preferred, respectively (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Filing Date), plus (ii) any declared and unpaid dividends with respect to such shares. The total amount to be paid for Series C Preferred and Series C-2 Preferred is hereinafter referred to as the “Series C/C-2 Redemption Price” (and, together with the Series D/D-2 Redemption Price, the “Redemption Price”). The number of shares of Series C Preferred and Series C-2 Preferred that the Company shall be required to redeem on any one Series C/C-2 Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series C Preferred and Series C-2 Preferred, respectively, outstanding immediately prior to the Series C/C-2 Redemption Date by (B) the number of remaining Series C/C-2 Redemption Dates (including the Series C/C-2 Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 5(a)(iii) shall be redeemed from each holder of Series C Preferred and Series C-2 Preferred on a pro rata basis based on the number of shares of Series C Preferred and/or Series C-2 Preferred held by such holder in proportion to the aggregate number of shares of outstanding Series C Preferred and/or Series C-2 Preferred, as applicable.

(iv) At least 30 days but no more than 60 days prior to the first applicable Redemption Date, the Company shall send a notice (a “Redemption Notice”) to all holders of shares to be redeemed upon such Redemption Date setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the applicable Redemption Price upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at the applicable Redemption Date, then it shall redeem such shares pro rata (based on the portion of the aggregate applicable Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available; provided that if the Company, for any reason, fails to redeem, in whole or in part, the shares of Series E Preferred to be redeemed on an applicable Series E Redemption Date, then the Company shall become obligated to pay, in addition to the Redemption Price for such shares of Series E Preferred, an amount equal to 1% of the Redemption Price per month on the unpaid balance of such Series E Redemption Price until such redemption is made in full in cash.

(b) On or prior to any Redemption Date, the Company shall deposit the applicable Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Section 5(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the fifth day preceding the applicable Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 5(b) remaining unclaimed at the expiration of one year following such Redemption Date shall be returned to the Company promptly upon its written request.

(c) On or after any Redemption Date, each holder of shares to be redeemed upon such Redemption Date shall surrender such holder’s certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights and preferences of the holder provided herein (except the right to receive the applicable Redemption Price without interest upon surrender of certificates for such shares) shall cease and terminate with respect to such shares; provided that in the event that such shares are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

(d) In the event of a call for redemption of any shares of Series C Preferred and Series C-2 Preferred, Series D/D-2 Preferred or Series E Preferred, the Conversion Rights (as defined in Section 4) for such shares of Series C Preferred and Series C-2 Preferred, Series D/D-2 Preferred or Series E Preferred shall terminate as to the shares designated for redemption at the close of business on the fifth day preceding the applicable Redemption Date, unless default is made in payment of the applicable Redemption Price.

6. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. Subject to any limitations under applicable law, the Company is authorized to provide indemnification of agents for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B. Subject to any indemnification provisions in the Bylaws and the provisions of this Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL by the Board of Directors and the stockholders of the Company.

IN WITNESS WHEREOF, Ambit Biosciences Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 26th day of October, 2012.

AMBIT BIOSCIENCES CORPORATION

Signature:	/s/ Michael Martino

Print Name:	Michael Martino

Title:	Chief Executive Officer

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